Alliance World Dollar Government Fund II, Inc.
    Exhibit 77C


77C - Matters submitted to a vote of security holders


A Special Meeting of Shareholders of Alliance World Dollar Government Fund II, Inc. was held on March 8, 2001. A description of each proposal and number of shares voted at the meeting are as follows:


                            Shares Voted     Shares Voted     Shares
                            For              Against          Abstained

To elect three Directors
of WDG II for a term of
three years and until his
successor is duly elected
and qualified.

David H. Dievler            71,423,510       0                1,041,562

Clifford L. Michel          71,454,118       0                1,010,953

Donal J. Robinson           71,441,159       0                1,023,913





To ratify the selection of
Ernst & Young LLP  as the
Fund's independent accountants
for the Fund's fiscal
year ending March 2001.     71,657,359       281,584          526,129






s:\MF_Legal\Israel\NSAR.Exhibit 77C. AWD II